UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/19/2010

News Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  001-32352

Delaware	26-0075658
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1211 Avenue of the Americas
New York, NY 10036
(Address of principal executive offices, including zip code)

212-852-7000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

On March 19, 2010, News Corporation Finance Trust (the "Finance Trust") and News Corporation Exchange Trust (the "Exchange Trust"), which are wholly-owned by News America Incorporated, a wholly-owned subsidiary of News Corporation ("NAI"), gave notice to holders that it has elected to redeem all of the outstanding 5% Trust Originated Preferred Securities (the "Finance Securities") and all of the outstanding 5% Exchangeable Trust Originated Preferred Securities (the "Exchange Securities") issued by Finance Trust and Exchange Trust, respectively. The Finance Securities shall be redeemed on April 19, 2010 (the "Redemption Date") for cash at a redemption price of $80.60 per Finance Security, which is calculated as the issue price of the Finance Security plus accrued OID plus all accrued and unpaid distributions to the Redemption Date. The Exchange Securities shall be redeemed on the Redemption Date for cash at a redemption price of $100.26 per Exchange Security, which is calculated as the issue price of the Exchange Security plus all accrued and unpaid distributions to the Redemption Date. The Finance Securities and Exchange Securities will be redeemed for an aggregate purchase price, excluding accrued interest, of approximately $133.4 million.

The Finance Securities and the Exchange Securities represent a beneficial interest in NAI's 5% Subordinated Discount Debentures due November 12, 2016 (the "Subordinated Debentures") and warrants to purchase from NAI ordinary shares of its affiliate, British Sky Broadcasting Group plc (the "Warrants"). The Finance Securities and Exchange Securities are being redeemed in connection with the redemption by NAI of the Subordinated Debentures which were issued pursuant to the Indenture, dated as of November 12, 1996, by and among NAI, as issuer, the guarantors named therein, as guarantors, and The Bank of New York Mellon (f/k/a The Bank of New York), as trustee, as amended and supplemented through the date hereof.

A copy of the press release issued by News Corporation is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

Exhibit
Number          Description
________________________________________
99.1                 Press release of News Corporation, dated March 19, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

News Corporation

Date: March 19, 2010	By:	/s/ Lawrence A. Jacobs
Lawrence A. Jacobs
Senior Executive Vice President and Group General Counsel

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press release of News Corporation, dated March 19, 2010.